Filed pursuant to Rule 424(b)(3)
Registration No. 333-201821

PROSPECTUS

PALATIN TECHNOLOGIES, INC.

4B Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 495-2200

27,665,991 shares of common stock

Selling stockholders identified in this prospectus may sell up to 27,665,991 shares of common stock of Palatin Technologies, Inc. We will not receive any proceeds from the sale of these shares.

The selling stockholders may sell shares from time to time through public or private transactions on or off the NYSE MKT at prevailing market prices or at privately negotiated prices. The selling stockholders have sole discretion as to whether and on what terms to sell their shares. The registration of the shares covered by this prospectus does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders.

Our common stock is listed on the NYSE MKT (formerly NYSE Amex) exchange under the symbol “PTN.” On February 12, 2015, the closing price of our common stock was $0.74 per share.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2015

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the information incorporated by reference. This summary is not complete and does not contain all of the information you should consider prior to investing in our securities. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus or incorporate by reference, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “Palatin,” the “Company,” “we,” “us” and “our” or similar terms refer to the operations of Palatin Technologies, Inc. and its subsidiary.

Overview

We are a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Our programs are based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems. Our primary product in clinical development is a combination drug-device product for the delivery of bremelanotide for the treatment of female sexual dysfunction, or FSD. In addition, we have drug candidates or development programs for obesity, erectile dysfunction, cardiovascular diseases, pulmonary diseases, inflammatory diseases and dermatologic diseases.

The following drug development programs are actively under development:

●
Bremelanotide, an on-demand subcutaneous injectable peptide melanocortin receptor agonist, for treatment of FSD in premenopausal women. Bremelanotide, which is a melanocortin agonist (a compound which binds to a cell receptor and activates a response), is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte stimulating hormone). The novel mechanism of action involves activating endogenous melanocortin hormone pathways involved in sexual arousal response. Bremelanotide started Phase 3 clinical trials in the last quarter of calendar 2014;

●
Melanocortin receptor-4, or MC4r, compounds for treatment of obesity and diabetes in collaboration with AstraZeneca pursuant to our research collaboration and license agreement. Results of our studies involving MC4r peptides suggest that certain of these peptides may have significant commercial potential for treatment of conditions responsive to MC4r activation, including FSD, erectile dysfunction, obesity and diabetes;

●
PL-3994, a peptide mimetic natriuretic peptide receptor A, or NPR-A, agonist, for treatment of cardiovascular and pulmonary indications. PL-3994 is our lead natriuretic peptide receptor product candidate, and is a synthetic mimetic of the neuropeptide hormone ANP. PL-3994 is in development for treatment of heart failure, acute exacerbations of asthma and refractory hypertension; and

●
Melanocortin receptor-1, or MC1r, agonist peptides, for treatment of inflammatory and dermatologic disease indications. Our MC1r peptide drug candidates are highly specific, with substantially greater binding and efficacy at MC1r than at other melanocortin receptors. We have selected one of our MC1r peptide drug candidates, designated PL-8177, as a clinical trial candidate.

The following chart shows the status of our drug development programs.

Our Strategy

Key elements of our business strategy include:

●	Using our technology and expertise to develop and commercialize products in our active drug development programs;

●
Entering into strategic alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale and distribution of product candidates that we are developing;

●	Partially funding our product development programs with the cash flow generated from research collaboration and license agreements and any potential future agreements with third parties; and

●	Completing development and seeking regulatory approval of bremelanotide for FSD and our other product candidates.

Risks Related to Our Business

Our business is subject to numerous risks and uncertainties, including those incorporated by reference in the section of this prospectus entitled “Risk Factors”, which you should read carefully before deciding to invest in our securities. These risks include, among others, the following:

●
We have incurred substantial losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future. We expect to incur additional losses as we continue our development of bremelanotide for FSD, PL-3994 and other product candidates and, unless and until we receive regulatory approval under applicable regulatory requirements, we cannot sell our products and will not have product revenues from them;

●
We are substantially dependent on the clinical and commercial success of our product candidates, primarily our lead product candidate, bremelanotide for FSD, for which we are have initiated Phase 3 clinical trials;

●
We may be unable to obtain regulatory approval for bremelanotide for FSD or future product candidates under applicable regulatory requirements. The denial or delay of any such approval would delay commercialization and have a material adverse effect on our potential to generate revenue, our business and our results of operations;

●
Even if bremelanotide for FSD or our other product candidates receive regulatory approval, they may fail to achieve the level of market acceptance needed for us to have commercial success. Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion;

●
We will require substantial additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts;

●
We have limited control over development activities in Europe for our lead product candidate, bremelanotide for FSD, including regulatory approvals, and no direct control over commercialization efforts due to an agreement with Gedeon Richter Plc, or Gedeon Richter. If Gedeon Richter fails in obtaining regulatory approval or market acceptance of bremelanotide for FSD in Europe, we may be unable to generate any revenue or business for bremelanotide for FSD in Europe;

●	If our efforts to protect our intellectual property related to bremelanotide for FSD or any future product candidates are not adequate, we may not be able to compete effectively in our market; and

●
We rely on a small management team and staff as well as various contractors and consultants to provide critical services to us, including services related to our clinical programs for bremelanotide and PL-3994 and our preclinical programs for MC1r and MC4r peptide drug candidates. Such programs could be adversely affected if we lose the services of existing key personnel.

Recent Developments

On December 23, 2014, we closed on a private offering of 2,050,000 shares of our common stock and Series C 2014 warrants to purchase up to 24,949,325 shares of our common stock. On December 23, 2014, we also closed on a venture loan agreement, and in connection with the venture loan we issued Series D 2014 warrants to purchase up to 666,666 shares of our common stock. The 27,665,991 shares of our common stock included in this prospectus are the 2,050,000 shares sold in the private offering and shares issuable on exercise of the Series C 2014 warrants sold in the private offering and shares issuable on exercise of the Series D 2014 warrants issued in connection with the venture loan. Aggregate gross proceeds to us in the private offering were $20 million, with net proceeds, after deducting estimated offering expenses, of approximately $18.5 million. Aggregate gross proceeds to us in the venture loan were $10 million. The Series C 2014 warrants are exercisable starting December 23, 2014, at an exercise price of $0.01 per share, and expire on December 23, 2024. The Series D 2014 warrants are exercisable starting December 23, 2014, at an exercise price of $0.75 per share, and expire on December 23, 2019.

On December 29, 2014, we announced that we had started our pivotal phase 3 program of bremelanotide for the treatment of FSD, known as the reconnect study. The initial protocol, protocol 301, is a multicenter (~80 sites), randomized, placebo controlled, parallel-group, eight month trial with an open-label extension phase. It is designed to randomize approximately 550 women in North America to evaluate the efficacy and safety of subcutaneous bremelanotide in premenopausal women with hypoactive sexual desire disorder as an on-demand, as-needed treatment. Initial data from the study is anticipated in the middle of calendar year 2016. The start of the phase 3 clinical trial in the U.S. triggers a development milestone payment of €2.5 million (~$3 million) from Gedeon Richter, our partner in Europe for bremelanotide for FSD.

Corporate Information

We incorporated in Delaware in 1986 and commenced operations in the biopharmaceutical area in 1996. Our corporate offices and research and development facility are located at 4B Cedar Brook Drive, Cranbury, New Jersey 08512 and our telephone number is (609) 495-2200. Our internet address is www.palatin.com, where among other things, we make available free of charge on and through this website our Forms 3, 4 and 5, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) and Section 16 of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). The information on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

“Palatin Technologies, Inc.” and the Palatin logo are our trademarks. All other trademarks and service marks appearing in this prospectus are the property of their respective owners.

The Offering

Selling stockholders identified in this prospectus may sell up to 27,665,991 shares of our common stock, $0.01 par value per share. The selling stockholders may sell their shares according to the plan of distribution described on page 8 of this prospectus. We will not receive any proceeds from the sale of these shares. We have paid certain expenses related to the registration of the common stock.

RISK FACTORS

Investing in our securities involves risks which you should consider carefully. We have set forth below risk factors related specifically to this offering. For risks related to our business operations, see “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2014, and all subsequent reports that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. We have incorporated those reports by reference into this prospectus. See “Incorporation of Information by Reference” and “Where You Can Find More Information” below.

RISKS RELATED TO THE OFFERING

Investors in this offering may suffer immediate dilution.

As of September 30, 2014, and after giving effect to the net proceeds of our 2014 private offering and our 2014 venture loan, we had a pro forma net book value of $29.6 million which yields a net book value of $0.71 per share of common stock, assuming the conversion of all then convertible preferred stock and no exercise of any warrants or options. If you pay more than the net tangible book value per share for stock in this offering, you will suffer immediate dilution.

As of February 12, 2015, there were 121,874,533 shares of common stock underlying outstanding convertible preferred stock, options, restricted stock units and warrants. Stockholders may experience dilution from the conversion of preferred stock, exercise of outstanding options and warrants and vesting of restricted stock units.

As of February 12, 2015, holders of our outstanding dilutive securities had the right to acquire the following amounts of underlying common stock:

●	62,531 shares issuable on the conversion of immediately convertible Series A Convertible preferred stock, subject to adjustment, for no further consideration;

●	4,278,580 shares issuable on the exercise of stock options, at exercise prices ranging from $0.60 to $37.50 per share;

●	865,900 shares issuable under restricted stock units which vest on dates between June 25, 2015 and June 25, 2018, subject to the fulfillment of service conditions; and

●
116,667,522 shares issuable on the exercise of warrants at exercise prices ranging from $0.01 to $1.00 per share, which includes warrants issued in our 2014 private offering for 24,949,325 shares issuable at an exercise price of $0.01 per share and warrants issued in connection with our 2014 venture loan for 666,666 shares issuable at an exercise price of $0.75 per share.

If the holders convert, exercise or receive these securities, or similar dilutive securities we may issue in the future, stockholders may experience dilution in the net tangible book value of their common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have registered or agreed to register for resale substantially all of the underlying shares listed above. Holders of registered underlying shares could resell the shares immediately upon issuance, which could result in significant downward pressure on our stock price and could also negatively impact our ability to raise equity capital.

We expect to sell additional equity securities, which will cause dilution.

We expect to sell additional equity securities, and may sell additional securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, and the information that we incorporate by reference, contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve substantial risk and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as ‘‘believe,’’ ‘‘will,’’ ‘‘may,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘should,’’ ‘‘plan,’’ ‘‘expect,’’ ‘‘predict,’’ ‘‘could,’’ ‘‘potentially’’ or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	estimates of our expenses, future revenue, capital requirements;

●	our ability to obtain additional financing on terms acceptable to us, or at all;

●	our ability to advance product candidates into, and successfully complete, clinical trials;

●	the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

●	the timing or likelihood of regulatory filings and approvals;

●	our expectations regarding the results and the timing of results in our Phase 3 clinical trials of bremelanotide for FSD;

●	our expectation regarding the timing of our regulatory submissions for approval of bremelanotide for FSD in the United States and Europe;

●	the potential for commercialization of bremelanotide for FSD and other product candidates, if approved, by us;

●	our expectations regarding the potential market size and market acceptance for bremelanotide for FSD and our other product candidates, if approved for commercial use;

●	our ability to compete with other products and technologies similar to our product candidates;

●	the ability of our third-party collaborators to timely carry out their duties under their agreements with us;

●	the ability of our contract manufacturers to perform their manufacturing activities for us in compliance with applicable regulations;

●	our ability to recognize the potential value of our licensing arrangements with third parties;

●	the potential to achieve revenues from the sale of our product candidates;

●	our ability to obtain adequate reimbursement from Medicare, Medicaid, private insurers and other healthcare payers;

●	our ability to maintain product liability insurance at a reasonable cost or in sufficient amounts, if at all;

●	the retention of key management, employees and third-party contractors;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

●	our compliance with federal and state laws and regulations;

●	the timing and costs associated with obtaining regulatory approval for our product candidates;

●	the impact of legislative or regulatory healthcare reforms in the United States;

●	our ability to adapt to changes in global economic conditions; and

●	our ability to remain listed on the NYSE MKT.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from our historical results or from any results expressed or implied by forward-looking statements. Our future operating results are subject to risks and uncertainties and are dependent upon many factors, including, without limitation, the risks identified under the caption “Risk Factors,” and in our other SEC filings. The statements we make in this prospectus are as of the date of this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus to conform such statements to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of stock under this prospectus. The selling stockholders will receive any and all proceeds from the sale of stock under this prospectus. See “Selling Stockholders” and “Plan of Distribution” below.

SELLING STOCKHOLDERS

Pursuant to a registration rights agreement between us and those selling stockholders who participated in the 2014 private offering and the terms of Series D warrants issued in connection with our 2014 venture loan, we are required to use our reasonable best efforts to register shares issued in our 2014 private offering and issuable on exercise of the selling stockholders’ Series C 2014 warrants issued in our 2014 private offering and shares issuable on exercise of the selling stockholders’ Series D 2014 warrants. The registration statement containing this prospectus will satisfy our obligations to register these shares.

This prospectus covers the selling stockholders’ offers and sales of the following shares of common stock:

●	2,050,000 shares of our common stock issued pursuant to our 2014 private offering of stock and warrants.

●
24,949,325 shares underlying Series C 2014 warrants exercisable starting December 23, 2014, which expire December 23, 2024, issued pursuant to our 2014 private offering of stock and warrants, with an exercise price of $0.01 per share.

●
666,666 shares underlying Series D 2014 warrants exercisable starting December 23, 2014, which expire December 23, 2019, issued pursuant to our 2014 venture loan, with an exercise price of $0.75 per share.

The following table sets forth the names of the selling stockholders, their current beneficial ownership of our securities (but see the limitation on exercise described in the footnotes below), the number of shares offered for each stockholder’s account, and the amount and percentage of their beneficial ownership after this offering, assuming that the selling stockholders were to exercise all of their Series C 2014 warrants in full (subject to the limitation on exercise described in the footnotes to this table) and sell all of the offered shares and exercise all of their Series D 2014 warrants in full and sell all of the offered shares. The selling stockholders may from time to time offer and sell any or all of the shares pursuant to this prospectus. Because the selling stockholders are not obligated to sell the shares, we cannot estimate how many shares they will hold upon consummation of any such sales. “Beneficial ownership” here means direct or indirect voting or investment power over outstanding stock and stock which a person currently has the right to acquire or has the right to acquire within 60 days after the date of this prospectus. It therefore includes stock issuable on exercise of the warrants described above (but see the limitation on exercise described in the footnotes to the table). The information in the table is from the selling stockholders, reports furnished to us under rules of the SEC and our stock ownership records, as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

On July 3, 2012, we closed on a private placement offering in which we sold to Quintessence Fund L.P., QVT Fund IV LP and QVT Fund V LP (the “QVT Funds”), for aggregate proceeds of $35.0 million, 3,873,000 shares of our common stock, Series A 2012 warrants to purchase up to 31,988,151 shares of common stock, and Series B 2012 warrants to purchase up to 35,488,380 shares of common stock. These warrants are exercisable at an exercise price of $0.01 per share, and expire ten years from the date of issuance. The holders may exercise the warrants on a cashless basis. The warrants are subject to a blocker provision prohibiting exercise of the warrants if the holder and its affiliates would beneficially own in excess of 9.99% of the total number of shares of our common stock following such exercise (as may be adjusted to the extent set forth in the warrant). The warrants also provide that in the event of a Company Controlled Fundamental Transaction (as defined in the warrants), we may, at the election of the warrant holder, be required to redeem all or a portion of the warrants at an amount tied to the greater of the then market price of our common stock or the amount per share paid to any other person. The purchase agreement for the private placement provides that the QVT Funds have certain rights until July 3, 2018, including rights of first refusal and participation in any subsequent equity or debt financing, provided that the QVT Funds own at least 20% of the outstanding common stock of the Company calculated as if warrants held by the funds were exercised in full (without giving effect to any restriction on exercise). The purchase agreement also contains certain restrictive covenants so long as the funds continue to hold specified amounts of warrants or beneficially own specified amounts of the outstanding shares of common stock.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering		Maximum Number of Shares that May Be Sold Hereunder		Shares Beneficially Owned After the Offering		Percentage of Common Stock Beneficially Owned After the Offering
Quintessence Fund L.P.	9,263,264	(1)(4)(5)	1,298,800	(4)	0	(7)	0	% (7)
QVT Fund IV LP	11,014,943	(2)(4)(5)	1,827,633	(4)	0	(7)	0	% (7)
QVT Fund V LP	64,207,174	(3)(4)(5)	10,387,081	(4)	0	(7)	0	% (7)
Baker Bros. Advisors LP	13,485,811	(6)	13,485,811		0		0%
Horizon Credit II LLC	333,333	(8)	333,333		0		0%
Drawbridge Special Opportunities Fund LP	333,333	(8)	333,333		0		0%

(1)  Includes 392,248 shares outstanding, 3,982,506 shares issuable on exercise of Series B 2012 warrants and 3,589,710 shares issuable on exercise of Series A 2012 warrants.  The table above includes shares underlying Series A 2012, Series B 2012 and Series C 2014 warrants which are not currently exercisable because of the restriction set forth in footnote 4 and which are not beneficially owned.

(2)  Includes 452,473 shares outstanding, 4,593,971 shares issuable on exercise of Series B 2012 warrants and 4,140,866 shares issuable on exercise of Series A 2012 warrants. The table above includes Series A 2012, Series B 2012 and Series C 2014 warrants which are not currently exercisable because of the restriction set forth in footnote 4 and which are not beneficially owned.

(3)  Includes 2,650,615 shares outstanding, 26,911,903 shares issuable on exercise of Series B 2012 warrants and 24,257,575 shares issuable on exercise of Series A 2012 warrants. The table above includes Series A 2012, Series B 2012 and Series C 2014 warrants which are not currently exercisable because of the restriction set forth in footnote 4 and which are not beneficially owned.

(4)  Exercise of each of the Series A 2012, Series B 2012 and Series C 2014 warrants issued to Quintessence Fund L.P. (“Quintessence”), QVT Fund IV LP (“Fund IV”) and QVT Fund V LP (“Fund V”) is subject to a blocker provision restricting the exercise of the warrants if, as a result of exercise, the beneficial ownership of the holder and its affiliates and any other party that could be deemed to be a group with the holder would exceed 9.99% of the outstanding common stock (as may be adjusted to the extent set forth in the warrants).  The table above includes Series A 2012, Series B 2012 and Series C 2014 warrants which are not currently exercisable because of this restriction and which are not beneficially owned.

(5)  Management of each of Quintessence, Fund IV and Fund V is vested in its general partner, QVT Associates GP LLC (“QVT GP”), a Delaware limited liability company, which may be deemed to beneficially own the securities held by Quintessence, Fund IV and Fund V. QVT Financial LP, a Delaware limited partnership, is the investment manager of Quintessence, Fund IV and Fund V and shares voting and investment control over the securities held by Quintessence, Fund IV and Fund V. QVT Financial GP LLC is the general partner of QVT Financial LP.

(6)  Consists of 175,875 shares of common stock and 981,113 Series C 2014 warrants beneficially owned by 667, L.P. and 1,874,125 shares of common stock and 10,454,698 Series C 2014 warrants beneficially owned by Baker Brothers Life Sciences, L.P. Exercise of each of the Series C 2014 warrants issued to 667, L.P. and Baker Brothers Life Sciences, L.P. is subject to a blocker provision restricting the exercise of the warrants if, as a result of exercise, the beneficial ownership of the holder and its affiliates and any other party that could be deemed to be a group with the holder would exceed 4.99% of the outstanding common stock (as may be adjusted to the extent set forth in the Series C 2014 warrants). Beneficial ownership in the table above does not exclude Series C 2014 warrants which are not currently exercisable because of that restriction. Baker Bros. Advisors LP is the management company and investment advisor to 667, L.P. and Baker Brothers Life Sciences, L.P.

(7)  Assumes the sale of all shares which were previously registered (including shares underlying Series A 2012 and Series B 2012 warrants, which are not currently exercisable because of the restriction described in footnote 4).

(8)  Consists of shares issuable upon exercise of Series D 2014 warrants.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the NYSE MKT or any other stock exchange, market or trading facility on which the shares are traded or in private transactions from time to time directly or through one or more underwriters, broker-dealers or agents. These sales may be in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses we have incurred incident to the registration of the shares. We have also agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act of 1933 or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933 or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of our common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Thompson Hine LLP, New York, New York.

EXPERTS

The consolidated financial statements of Palatin Technologies, Inc. and subsidiary as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we file with the SEC. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

●	annual report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on September 12, 2014;

●	current report on Form 8-K, filed with the SEC on September 3, 2014;

●	amended annual report on Form 10-K/A for the fiscal year ended June 30, 2014, filed with the SEC on October 9, 2014;

●	quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 14, 2014;

●	current report on Form 8-K, filed with the SEC on December 30, 2014;

●	quarterly report on Form 10-Q for the quarter ended December 31, 2014, filed with the SEC on February 12, 2015; and

●
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 13, 1999, including any amendment or report for the purpose of updating such description.

We also incorporate by reference any documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering.

You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to:

Stephen T. Wills
Executive Vice President, Chief Financial Officer and Chief Operating Officer
Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512
Telephone: (609) 495-2200
Fax: (609) 495-2201

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, registration statements and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F St. N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. You can find information about Palatin on our website at http://www.palatin.com. Information found on our website is not part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

27,665,991

shares of

Common Stock

PALATIN TECHNOLOGIES, INC.

PROSPECTUS

February 13, 2015